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                                                                    EXHIBIT 99.2

                  1992 Employee Stock Purchase Plan, as Amended
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                                                                    EXHIBIT 99.2


                       LIGAND PHARMACEUTICALS INCORPORATED

                        1992 EMPLOYEE STOCK PURCHASE PLAN
                        AS AMENDED THROUGH APRIL 19, 1996

       I.         PURPOSE

                  The Ligand Pharmaceuticals Incorporated 1992 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through the periodic application of their payroll deductions to the purchase of shares of the Company's common stock.

      II.         DEFINITIONS

                  For purposes of plan administration, the following terms shall have the meanings indicated:

                  Base Salary means the regular basic earnings paid to a Participant by one or more Participating Companies plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Corporate Affiliate. There shall be excluded from the calculation of Base Salary (I) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments and
(II) all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Company or one or more Corporate Affiliates under any employee benefit or welfare plan now or hereafter established.

                  Board means the Company's Board of Directors.

                  Code means the Internal Revenue Code of 1986, as amended from time to time.

                  Company means Ligand Pharmaceuticals Incorporated, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Ligand Pharmaceuticals Incorporated which shall by appropriate action adopt the Plan.

                  Common Stock means shares of the Company's Common Stock.

                  Corporate Affiliate means any company which is a parent or subsidiary corporation of the Company (as determined in accordance with Code
Section 424),
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including any parent or subsidiary corporation which becomes such after the
Effective Date.

                  Effective Date means the first day of the initial offering period scheduled to commence upon the later of (i) October 1, 1992 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan. However, for any Corporate Affiliate which becomes a Participating Company in the Plan after the first day of the initial offering period, a subsequent Effective Date shall be designated with respect to participation by its Eligible Employees.

                  Eligible Employee means any person who is engaged, on a regularly- scheduled basis of more than twenty (20) hours per week and more than five (5) months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under
Section 3121(a) of the Code.

                  Entry Date means the date an Eligible Employee first joins the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Date.

                  Participant means any Eligible Employee of a Participating Company who is actively participating in the Plan.

                  Participating Company means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Board.

                  Quarterly Entry Date means the first business day of January, the first business day of April, the first business day of July and the first business day of October during each offering period in effect under the Plan. The earliest Quarterly Entry Date for an individual who is not otherwise eligible to join the Plan on the Effective Date shall be January 1, 1993.

                  Quarterly Period of Participation means each quarterly period for which the Participant actually participates in an offering period in effect under the Plan. Except as otherwise designated by the Plan Administrator, each quarterly period shall begin on the first business day of each calendar quarter and shall end on the last business day of such quarter.

                  Quarterly Purchase Date means the last business day of March, June, September and December each year on which shares of Common Stock are automatically purchased for Participants under the Plan.

                  Service means the period during which an individual remains in the employ of the Company or any Corporate Affiliate, whether or not in Eligible Employee status, and shall be measured from such individual's most recent date of hire by the Company or such Corporate Affiliate.


                                       2.
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     III.         ADMINISTRATION

                  The Plan shall be administered by a committee (the "Plan Administrator") comprised of two or more non-employee Board members appointed from time to time by the Board. The Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

      IV.         OFFERING PERIODS

                  A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article X.

                  B. The initial offering period will begin upon the later of
(i) October 1, 1992 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan and will end on the last business day in December 1993. Subsequent offering periods (if any) shall be coincidental with the calendar year and shall accordingly commence on the first business day in January of the relevant year.

                  C. Under no circumstances shall any offering period commence under the Plan, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable statutory and regulatory requirements.

                  D. The Participant shall be granted a separate purchase right for each offering period in which he/she participates. The purchase right shall be granted on the Entry Date on which such individual first joins the offering period in effect under the Plan and shall be automatically exercised in successive installments on each Quarterly Purchase Date within the offering period.

                  E. The acquisition of Common Stock through participation in the Plan for any offering period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent offering period.


                                       3.
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       V.         ELIGIBILITY AND PARTICIPATION

                  A. Each Eligible Employee of a Participating Company shall be eligible to participate in the Plan in accordance with the following provisions:

                  - An Eligible Employee with at least five (5) months of Service on the start date of the offering period may enter that offering period on such start date, provided such individual enrolls in the offering period on or before such date in accordance with Section V.B below. That start date shall then become such individual's Entry Date for the offering period, and on that date such individual shall be granted his/her purchase right for the offering period. Should such Eligible Employee not enter the offering period on the start date, then he/she may not subsequently join that particular offering period on any later date.

                  - An individual who is not an Eligible Employee with at least five (5) months of Service on the start date of the offering period may subsequently enter that offering period on the first Quarterly Entry Date on which he/she is an Eligible Employee with at least five (5) months of Service, provided he/she enrolls in the offering period on or before such date in accordance with Section V.B below. That Quarterly Entry Date shall then become such individual's Entry Date for the offering period, and on that date such individual shall be granted his/her purchase right for the offering period. Should such Eligible Employee not enter the offering period on the first Quarterly Entry Date on which he/she is first eligible to join the offering period, then he/she may not subsequently join that particular offering period on any later date.

                  B. To participate for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including the purchase agreement and payroll deduction authorization) and file such forms with the Plan Administrator on or before his/her scheduled Entry Date.

                  C. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Quarterly Period of Participation within the offering period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for the remainder of the offering period, except to the extent such rate is changed in accordance with the following guidelines:

                  - The Participant may, at any time during the Quarterly Period of Participation, reduce his/her rate of payroll deduction. Such reduction shall become effective as soon as possible after filing of the requisite reduction form with the Plan Administrator (or its designate), but


                                       4.
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the Participant may not effect more than one such reduction during the same
Quarterly Period of Participation.

                  - The Participant may, prior to the commencement of any new Quarterly Period of Participation within the offering period, increase or decrease the rate of his/her payroll deduction by filing the appropriate form with the Plan Administrator (or its designate). The new rate (which may not exceed the ten percent (10%) maximum) shall become effective as of the first date of the first Quarterly Period of Participation following the filing of such form.

                           Payroll deductions will automatically cease upon the
termination of the Participant's purchase right in accordance with the applicable provisions of Section VII below.

      VI.         STOCK SUBJECT TO PLAN

                  A. The Common Stock purchasable by Participants under the Plan shall, solely in the discretion of the Plan Administrator, be made available from either authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 166,500 shares of Common Stock (provided that, for this purpose, each issuance of Class A Common Stock occurring prior to November 24, 1994 shall be treated as if it were an issuance of 1.33 shares of Common Stock). The number of shares of Common Stock issuable under the Plan shall be adjusted from time to time in accordance with Section VI.B hereof.

                  B. In the event any change is made to the Company's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant during any one offering period and (iii) the class and number of shares and the price per share in effect under each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

     VII.         PURCHASE RIGHTS

                  An Employee who participates in the Plan for a particular offering period shall have the right to purchase shares of Common Stock, in a series of successive quarterly installments during such offering period, upon the terms and conditions set


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forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

                  Purchase Price. Common Stock shall be issuable at the end of each Quarterly Period of Participation at a purchase price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share on the Participant's Entry Date into the offering period or (ii) the fair market value per share on the Quarterly Purchase Date on which such Quarterly Period of Participation ends. However, for each Participant whose Entry Date is other than the start date of the offering period in effect under the Plan, the clause (i) amount shall in no event be less than the fair market value of the Common Stock on the start date of such offering period.

                  Valuation. For purposes of determining the fair market value per share of Common Stock on any relevant date, the following procedures shall be in effect:

         - If such fair market value is to be determined on any date on or after the date the Common Stock is first registered under Section 12(g) of the Securities Exchange Act of 1934, then the fair market value shall be the closing selling price on that date, as officially quoted on the NASDAQ National Market System. If there is no quoted selling price for such date, then the closing selling price on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

         - If such fair market value is to be determined on any date prior to the time of such Section 12(g) registration of the Common Stock, then the fair market value of the Common Stock on such date shall be determined by the Plan Administrator, after taking into account such factors as the Plan Administrator deems appropriate.

                  Number of Purchasable Shares. The number of shares purchasable per Participant for each Quarterly Period of Participation shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during such Quarterly Period of Participation by the purchase price in effect for the Quarterly Purchase Date on which such Quarterly Period of Participation ends. However, no Participant may, during any one offering period, purchase more than 1,330 shares of Common Stock, subject to periodic adjustment under Section VI.B.

                  Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.


                                       6.
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                  Payment. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the Participant's Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

                  Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

                         (i) A Participant may, at any time prior to the last five (5) business days of the Quarterly Period of Participation, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions collected for the Quarterly Period of Participation in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Quarterly Purchase Date. If no such election is made, then such funds shall be refunded as soon as possible after the close of such Quarterly Period of Participation.

                         (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which such terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) during the applicable enrollment period for the new offering.

                         (iii) If the Participant ceases to remain an Eligible Employee while his/her purchase right remains outstanding, then such individual (or the personal representative of the estate of a deceased Participant) shall have the following election, exercisable up until the end of the Quarterly Period of Participation in which the Participant ceases Eligible Employee status:

                         - to withdraw all of the Participant's payroll deductions for such Quarterly Period of Participation, or


                                       7.
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                         - to have such funds held for the purchase of shares on
         the Quarterly Purchase Date immediately following such cessation of Eligible Employee status.

                         If no such election is made, then such funds shall be refunded as soon as possible after the close of such Quarterly Period of Participation. In no event, however, may any payroll deductions be made on the Participant's behalf following his/her cessation of Eligible Employee status.

                  Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions above) on each Quarterly Purchase Date. The purchase shall be effected by applying each Participant's payroll deductions for the Quarterly Period of Participation ending on such Quarterly Purchase Date (together with any carryover deductions from the preceding Quarterly Period of Participation) to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares set forth above) at the purchase price in effect for such Quarterly Period of Participation. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be held for the purchase of Common Stock in the next Quarterly Period of Participation. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant for that offering period shall be promptly refunded to the Participant.

                  Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock prorated to such individual, shall be refunded to such Participant.

                  Rights as Stockholder. A Participant shall have no stockholder rights with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

                  A Participant shall be entitled to receive, as soon as practicable after each Quarterly Purchase Date, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.


                                       8.
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                  Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

                  Change in Ownership. Should the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

                (i) a sale, merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated), or

               (ii) a reverse merger in which the Company is the surviving corporation but in which more than 50% of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each Participant for the Quarterly Period of Participation in which such transaction occurs to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the Participant's Entry Date into the offering period in which such transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Articles VII and VIII shall continue to apply to any such purchase, and the clause (i) amount above shall not, for any Participant whose Entry Date for the offering period is other than the start date of such offering period, be less than the fair market value of the Common Stock on such start date.

                  The Company shall use its best efforts to provide at least ten
(10)-days advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

    VIII.         ACCRUAL LIMITATIONS

                  A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the


                                       9.
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Code) of the Company or its Corporate Affiliates, would otherwise permit such
Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

                  B. For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

                         (i) The right to acquire Common Stock under each such purchase right shall accrue in a series of successive quarterly installments as and when the purchase right first becomes exercisable for each quarterly installment on the last business day of each Quarterly Period of Participation for which the right remains outstanding.

                         (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

                         (iii) If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Quarterly Period of Participation, then the payroll deductions which the Participant made during that Quarterly Period of Participation with respect to such purchase right shall be promptly refunded.

                  C. In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

      IX.         STATUS OF PLAN UNDER FEDERAL TAX LAWS

                  The Plan is designed to qualify as an employee stock purchase plan under Code Section 423. Accordingly, the Participant will not recognize any taxable income at the time one or more shares of Common Stock are purchased on his/her behalf on any Quarterly Purchase Date under the Plan.


                                       10.
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       X.         AMENDMENT AND TERMINATION

                  A. The Board may alter, amend, suspend or discontinue the Plan following the close of any Quarterly Period of Participation. However, the Board may not, without the approval of the Company's stockholders:

                     (i) materially increase the number of shares issuable under the Plan or the maximum number of shares which may be purchased per Participant during any one offering period under the Plan, except that the Plan Administrator shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to Section VI.B;

                     (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares issuable under the Plan; or

                     (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

                  B. The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate all outstanding purchase rights under the Plan immediately following the close of any Quarterly Period of Participation. Should the Company elect to exercise such right, then the Plan shall terminate in its entirety. No further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

      XI.         GENERAL PROVISIONS

                  A. The Plan shall become effective on the designated Effective Date, provided that no offering period shall commence, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such Company compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect.

                  B. The Plan shall terminate upon the earlier of (i) December 31, 2002 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.


                                       11.
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                  C. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

                  D. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.


                                       12.